Exhibit 99.1

United Energy Corporation 600 Meadowlands Parkway, #20 Secaucus, New Jersey 07094 p: 201-842-0288 f: 201-842-1307 www.unitedenergycorp.net

UNITED ENERGY ANNOUNCES RECEIPT OF FIRST PURCHASE ORDER
UNDER MASTER PURCHASE AGREEMENT WITH
PETROBRAS AMERICA INC.

Secaucus, N.J., June 7, 2006.  United Energy Corp. (OTC Bulletin Board:  UNRG.OB) is pleased to announce the receipt of the first purchase order under the terms and conditions of the previously announced  Master Purchase Agreement with Petrobras America Inc.   The purchase order was for  $123,772 of United's KX -100 asphaltene and paraffin dispersant.  Petrobras is the national oil company of Brazil with over 14,000 productive oil wells, daily production of more than 1.8 million barrels of oil, 16 refineries, 30,000 kilometers of pipelines and annual earnings of more than US$ 30 billion.

Commenting on the news United's CEO and President, Brian King stated, " We are pleased to announce the receipt of this first purchase order from Petrobras and expect to receive additional purchase orders as our products receive greater utilization and acceptance within Petrobras.  We expect that the Petrobras relationship will continue to develop and grow into a significant source of sales of  our innovative line of specialty chemical solutions for the oil and gas industry."

United Energy Corp., is headquartered in Secaucus, N.J. and primarily engaged in the development and marketing of specialty chemical solutions for the oil and gas industry.  Its patented K-line of products have proven effective in stimulating oil well production, reducing viscosity and drag in pipelines and in recovering oil from sludge in storage tanks.

Except for the historical information herein, the matters discussed in this news release include forward looking statements that may involve a number of risks and uncertainties.  Actual results may vary significantly based on a number of factors, including, but not limited to, risks in the product and technology development, market acceptance of the new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in sort-term interest rates and foreign currency fluctuations and other risk factors detailed in United Energy's most recent periodic reports pursuant to the securities and Exchange Act of 1934 and other filings with the Securities and Exchange Commission.

United Energy Contact:	Robert Guinta
(201) 842-0288 rguinta@unitedenergycorp.net